Exhibit 99.1

Newmont Goldcorp Announces Newmont’s First Quarter 2019 Results

DENVER--(BUSINESS WIRE)--April 25, 2019--Newmont Goldcorp Corporation (NYSE: NEM, TSX: NGT) announced first quarter 2019 results for Newmont Mining Corporation (Newmont or the Company).

  Net income: Delivered GAAP net income from continuing operations attributable to stockholders of $113 million or $0.21 per diluted share; delivered adjusted net income1 of $176 million or $0.33 per diluted share, down $0.02 compared to the prior year quarter
  EBITDA: Generated $687 million in adjusted EBITDA2, up seven percent from the prior year quarter
  Cash flow: Reported consolidated cash flow from continuing operations of $574 million, more than double prior year quarter, and free cash flow3 of $349 million
  Gold costs applicable to sales (CAS)4: Reported CAS of $701 per ounce, an improvement of six percent compared to the prior year quarter, and in-line with the Company’s full year guidance
  Gold all-in sustaining costs (AISC)5: Reported AISC of $907 per ounce, an improvement of four percent compared to the prior year quarter, and in-line with the Company’s full year guidance
  Attributable gold production: Produced 1.23 million ounces of gold, in-line with the Company’s full year guidance
  Portfolio improvements: Forged a strategic joint venture agreement with Barrick to create the world’s largest gold producing complex by combining the companies’ respective mining operations, assets, reserves, and talent in Nevada; completed Tanami Power Project in Australia safely and on schedule, lowering power costs and carbon emissions by 20 percent
  Financial strength: Ended the quarter with net debt of $0.8 billion and $3.5 billion cash on hand, supporting an investment-grade credit profile; declared a first quarter dividend of $0.14 per share; declared a one-time special dividend of $0.88 per share to be paid on May 1, 2019, to Newmont shareholders of record based on outstanding shares as of April 17, 2019, and not including any shares issued in connection with the recently completed Newmont Goldcorp transaction.
  Newmont Goldcorp update: On January 14, 2019, the Company entered into a definitive agreement to acquire all outstanding common shares of Goldcorp Inc. (Goldcorp) in a primarily stock transaction. On April 18, 2019, Newmont closed its acquisition of Goldcorp following receipt of all regulatory approvals and approval by Newmont’s and Goldcorp’s shareholders of the resolutions at the shareholder meetings on April 11 and April 4, 2019, respectively. As of the closing date, the combined company is known as Newmont Goldcorp Corporation, continuing to be traded on the New York Stock Exchange under the ticker NEM and listed on the Toronto Stock Exchange under the ticker NGT.

“We delivered $349 million in free cash flow in the quarter while meeting production and cost targets on the back of continued operational excellence,” said Gary J. Goldberg, Chief Executive Officer. “This performance gave us the means to deliver superior shareholder value in the form of a special dividend, and to build a stronger future by advancing profitable projects on three continents, and by progressing two historic transactions. Our joint venture in Nevada will generate synergies and create the world’s largest gold mining complex, and our combination with Goldcorp will create the world’s leading gold business as measured by assets, prospects and people.”

First Quarter 2019 Summary Results

Net income (loss) from continuing operations attributable to Newmont stockholders was $113 million or $0.21 per diluted share, a decrease of $57 million from the prior year quarter primarily due to integration and transaction costs associated with the Newmont Goldcorp transaction and Nevada Joint Venture and lower average realized gold prices; partially offset by higher gold production.

Adjusted net income was $176 million or $0.33 per diluted share, compared to $185 million or $0.35 per diluted share in the prior year quarter. The adjustments to net income of $0.12 related to integration and transaction costs associated with the Newmont Goldcorp transaction and Nevada Joint Venture, an increase in the fair value of investments, restructuring charges, and valuation allowances and other tax adjustments.

Revenue of $1.8 billion was in-line with the prior year quarter as higher gold ounces sold were offset by lower average realized gold price and lower copper pounds sold.

Average realized price6 for gold was $1,300, a decrease of $26 per ounce over the prior year quarter; average realized price for copper was $2.89 per pound, in-line with the prior year quarter.

Attributable gold production increased two percent to 1.23 million ounces primarily due to a full quarter of mining at Subika Underground and higher grade at Merian and Yanacocha, partially offset by reduced mining and lower grade at KCGM.

Gold CAS decreased five percent to $935 million for the quarter. Gold CAS per ounce improved to $701 for the quarter from higher production, lower stockpile and leach pad inventory adjustments and a favorable Australian dollar foreign currency exchange rate.

Gold AISC decreased four percent to $907 per ounce for the quarter on lower CAS.

Attributable copper production decreased 17 percent to 10,000 tonnes for the quarter, primarily due to lower grades and throughput at Boddington, partially offset by higher grades at Phoenix. Copper CAS totaled $43 million for the quarter. Copper CAS was $1.94 per pound, an 11 percent increase over the prior year quarter due to lower production at Boddington, partially offset by higher production at Phoenix and a favorable Australian dollar foreign currency exchange rate. Copper AISC for the quarter rose nine percent to $2.26 per pound primarily from higher CAS per pound.

Capital expenditures7 decreased by three percent from the prior year quarter to $225 million primarily due to the completion of Subika Underground; partially offset by higher spending for growth projects, including Quecher Main, Yanacocha Sulfides, Tanami Expansion 2, and the Ahafo Mill Expansion and Ahafo North.

Consolidated operating cash flow from continuing operations increased 116 percent from the prior year quarter to $574 million due to favorable changes in working capital. Free cash flow also increased $314 million to $349 million for the quarter from higher operating cash flow.

Balance sheet ended the quarter with $3.5 billion cash on hand and a leverage ratio of 0.3x net debt to adjusted EBITDA. Newmont is committed to maintaining an investment-grade credit profile.

____________________
[1]	Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[2]	Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[3]	Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
[4]	Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[5]	Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[6]	Non-GAAP measure. See end of this release for reconciliation to Sales.
[7]	Capital expenditures refers to Additions to property plant and mine development from the Condensed Consolidated Statements of Cash Flows.

Corporate update

On March 10, 2019, the Company entered into an implementation agreement with Barrick Gold Corporation (Barrick) to establish a joint venture that will combine certain mining operations and assets located in Nevada and historically included in the Company’s North America reportable segment and certain of Barrick’s Nevada mining operations and assets (the Nevada JV Agreement). Pursuant to the terms of the Nevada JV Agreement, Barrick and the Company will hold economic interests in the joint venture equal to 61.5 percent and 38.5 percent, respectively. Barrick will operate the joint venture with overall management responsibility and will be subject to the supervision and direction of the joint venture’s Board of Managers, which will be comprised of three managers appointed by Barrick and two managers appointed by Newmont. The Company and Barrick will have an equal number of representatives on the joint venture’s technical, finance and exploration advisory committees. Establishment of the joint venture is subject to the usual conditions, including regulatory approvals, and is expected to be completed in the coming months.

Projects update

Newmont’s capital-efficient project pipeline supports stable production with improving margins and mine life. Near-term development capital projects are presented below. Funding for Ahafo Mill Expansion and Quecher Main has been approved and these projects are in execution. Additional projects represent incremental improvements to production and cost guidance. Internal rates of return (IRR) on these projects are calculated at a $1,200 gold price.

  Ahafo Mill Expansion (Africa) is designed to maximize resource value by improving production margins and accelerating stockpile processing. The project also supports profitable development of Ahafo’s highly prospective underground resources. Both first production and commercial production are expected in the fourth quarter of 2019. The expansion is expected to increase average annual gold production by between 75,000 and 100,000 ounces per year for the first five years beginning in 2020. Capital costs for the project are estimated between $140 and $180 million with expenditure of approximately $35 to $45 million in 2019. The project has an IRR of more than 20 percent.

  The Ahafo Mill Expansion, together with the Company’s recently completed Subika Underground project, will improve Ahafo’s production to between 550,000 and 650,000 ounces per year for the first five full years of production (2020 to 2024). During this period Ahafo’s CAS is expected to be between $650 and $750 per ounce and AISC is expected to be between $800 and $900 per ounce. This represents average production improvement of between 200,000 and 300,000 ounces at CAS improvement of between $150 and $250 per ounce and AISC improvement of $250 to $350 per ounce, compared to 2016 actuals.
  Quecher Main (South America) will add oxide production at Yanacocha, leverage existing infrastructure and enable potential future growth at Yanacocha. Commercial production is expected in the fourth quarter of 2019. Quecher Main extends the life of the Yanacocha operation to 2027 with average annual gold production of approximately 200,000 ounces per year between 2020 and 2025 (100 percent basis). During the same period, incremental CAS is expected to be between $750 and $850 per ounce and AISC between $900 and $1,000 per ounce. Capital costs for the project are expected to be between $250 and $300 million with expenditure of $95 to $105 million in 2019. The project IRR is expected to be greater than 10 percent.

Newmont outlook

Newmont issued its 2019 and longer-term outlook in December 2018 and the figures did not include the impact of the Newmont Goldcorp transaction, which closed on April 18, 2019, or the proposed Nevada Joint Venture. The outlook reflected steady gold production and ongoing investment in its operating assets and most promising growth prospects. Newmont does not include development projects that have not yet been funded or reached execution stage in its outlook which represents upside to guidance.

Attributable gold production is expected to be 5.2 million ounces in 2019, primarily driven by a full year of higher grade production from the recently completed Subika Underground project in Africa. Production is expected to be 4.9 million ounces in 2020 and longer-term production is expected to remain stable at between 4.4 and 4.9 million ounces per year through 2023 excluding development projects which have yet to be approved.

  North America production is expected to be 1.9 million ounces in 2019 as higher grade production from Northwest Exodus and Twin Underground are offset by the depletion of Silverstar ore at Carlin and lower gold production at Phoenix as mining shifts to higher copper grade ore from the Bonanza pit. Production remains at 1.9 million ounces in 2020 and 2021 as higher grades at Long Canyon following the stripping campaign help offset lower grades at CC&V. North American production may be impacted by approximately 70,000 ounces following the Gold Quarry wall slip but mine plan optimization work is ongoing. The Company continues to pursue profitable growth opportunities at Carlin, Long Canyon, CC&V and Galore Creek.
  South America production is expected to be 650,000 ounces in 2019 as productivity improvements at Merian offset the transition to harder ore. Production is expected to decrease to 560,000 ounces in 2020 and 450,000 ounces in 2021 as the Tapado Oeste pit and Yanacocha laybacks are mined out and Merian transitions from saprolite to hard rock. The Company continues to advance near-mine growth opportunities at Merian and both oxide and sulfide potential at Yanacocha.
  Australia production is expected to be 1.5 million ounces in 2019 with higher grades and throughput and productivity gains at Tanami, offset by lower mining rates at KCGM following the wall slips and the continuation of stripping at Boddington. Production is expected to be 1.5 million ounces in 2020 and 1.6 million ounces in 2021 as Boddington accesses higher grade ore. KCGM’s near-term production has been lowered due to the wall slips, but optimization work continues to recover the impacted ounces as part of the broader Golden Mile Growth Study. The Company continues to advance studies for a second expansion at Tanami and expects to reach a full-funds decision in the second half of 2019.
  Africa production is expected to be 1.1 million ounces in 2019 with a full year of production from Subika Underground, higher grades from the Subika open pit and improved mill throughput in the second half of the year with the Ahafo Mill Expansion. Production is expected to be 930,000 ounces in 2020 with lower grades at Akyem and Subika open pit which are partially offset by higher underground grades at Ahafo and a full year of production from the Ahafo Mill Expansion. In 2021, production is expected to be 1 million ounces as Akyem reaches higher grades near the bottom of the pit. The company continues to advance the Ahafo North project and other prospective surface and underground opportunities.

Gold cost outlook – CAS is expected to be $710 per ounce for 2019 following higher production at Ahafo, lower mining costs at Yanacocha and lower operational costs at Tanami with the completion of the Tanami Power Project. The Company continues to implement Full Potential cost and efficiency improvements and advance technology initiatives to offset inflation and input cost pressures. CAS is expected to be $750 per ounce for 2020 and between $690 and $740 per ounce longer-term through 2023. AISC is expected to be $935 per ounce in 2019 on improved CAS in Africa and South America partially offset by higher sustaining capital. AISC is expected to be $975 per ounce in 2020 and between $875 and $975 longer-term through 2023. Future Full Potential savings and profitable ounces from projects that are not yet approved represent additional upside not currently captured in guidance.

  North America CAS is expected to be $785 per ounce in 2019 as lower leach grades drive inventory cost increases at CC&V which are partially offset by cost improvements across the other North American operations. CAS is expected to be $760 per ounce in 2020 and $790 per ounce in 2021 with higher production at Twin Creeks as the Turquoise Ridge Joint Venture (TRJV) optimization project ramps up. AISC is expected to be $975 per ounce in 2019 on improved unit CAS. AISC is expected to be $925 per ounce in 2020 and 2021. North American CAS and AISC guidance may be impacted by the Gold Quarry wall slip and mine plan optimization work is ongoing.
  South America CAS is expected to be $640 per ounce in 2019 driven by a lower stripping ratio at Yanacocha partially offset by higher labor and mill maintenance costs at Merian. CAS is expected to increase to $825 per ounce in 2020 with higher inventory costs and strip ratio at Yanacocha. CAS is expected to be $830 per ounce in 2021 as Merian fully transitions into harder rock which is partially offset by lower operating costs at Yanacocha as the oxide mill shuts down. AISC is expected to be $800 per ounce in 2019 due to lower CAS and sustaining capital. AISC is expected to be $995 per ounce in 2020 and $1,000 per ounce in 2021 on higher CAS and increases in sustaining capital.
  Australia CAS is expected to be $775 per ounce in 2019 driven by increased stripping at Boddington and the drawdown of lower grade stockpiles at KCGM, partially offset by higher production and lower power costs at Tanami from switching to natural gas. CAS is expected to be $750 per ounce in 2020 and $645 per ounce in 2021 as Boddington reaches higher grades. AISC is expected to be $945 per ounce in 2019 on increased CAS. AISC is expected to be $925 per ounce in 2020 and $800 per ounce in 2021.
  Africa CAS is expected to be $570 per ounce in 2019 due to higher grades from Subika Underground and Subika open pit and the Ahafo Mill Expansion coming online. CAS is expected to be $660 per ounce in 2020 and $625 per ounce in 2021 with mine sequencing at the Ahafo and Akyem pits driving production changes. AISC is expected to be $735 per ounce in 2019 on improved unit CAS, partly offset by higher sustaining capital for the Ahafo tailing storage facility expansion. AISC is expected to be $830 per ounce in 2020 and $780 per ounce in 2021.

Copper – Attributable production is expected to be 45,000 tonnes in 2019 and 2020 as Phoenix reaches higher grade copper ore from the Bonanza pit which is offset by lower production at Boddington. Copper production increases to between 45,000 and 65,000 tonnes longer-term through 2023 driven primarily from higher grades at Boddington following completion of the next stripping campaign. CAS is expected to rise to $2.05 per pound in 2019 and $2.10 per pound in 2020 due to higher stripping at Boddington. CAS is expected to improve to $1.55 to $1.75 per pound longer-term through 2023 as production at Boddington increases offsetting lower copper grades at Phoenix. AISC is expected to rise to $2.45 per pound in 2019 on increased CAS. AISC is expected to be $2.55 per pound in 2020 and $1.80 to $2.10 per pound longer-term.

Capital – Total consolidated capital is expected to be $1,070 million for 2019 and $730 million for 2020. Development capital of $390 million in 2019 includes investments in the Tanami Power Project in Australia, Ahafo Mill Expansion in Africa, Quecher Main in South America, and the TRJV third shaft in North America and expenditures to advance studies for future projects. Development capital is expected to be $70 million in 2020 and approximately $50 million longer-term until additional projects are approved. Sustaining capital is expected to be $700 million for 2019, $660 million for 2020 and between $450 and $550 million per year longer-term to cover infrastructure, equipment and ongoing mine development.

Consolidated expense outlook – Interest expense is expected to be $215 million for 2019 from leases related to the Tanami Power Project and lower capitalized interest. Investment in exploration and advanced projects is expected to be $430 million in 2019 with increased near-mine and greenfield exploration spend across all regions and higher advanced project spend in North America. 2019 outlook for general & administrative costs is stable at $245 million and guidance for depreciation and amortization is expected to be $1,370 million.

Assumptions and sensitivities – Newmont’s outlook assumes $1,200 per ounce gold price, $2.50 per pound copper price, $0.75 USD/AUD exchange rate and $65 per barrel WTI oil price. Assuming a 35% portfolio tax rate, $100 per ounce increase in gold price would deliver an expected $335 million improvement in attributable free cash flow. Similarly, a $10 per barrel reduction in the price of oil and a $0.05 favorable change in the Australian dollar would deliver an expected $25 million and $45 million improvement in attributable free cash flow, respectively. These estimates exclude current hedge programs; please refer to Newmont’s Form 10-Q which was filed with the SEC on April 25, 2019 for further information on hedging positions.

2019 Newmont outlooka

Outlook figures in the tables below do not include the impact of the Newmont Goldcorp transaction, which closed on April 18, 2019, or the proposed Nevada Joint Venture.

2019 Outlook +/- 5%	Consolidated Production	Attributable Production	Consolidated CAS	Consolidated All-in Sustaining Costs[b]	Consolidated Sustaining Capital & Finance Lease Payments	Consolidated Development Capital Expenditures
	(Koz, Kt)	(Koz, Kt)	($/oz, $/lb)	($/oz, $/lb)	($M)	($M)
North America	1,935	1,935	785	975	285	15
South America	1,030	650	640	800	75	175
Australia	1,470	1,470	775	945	215	70[c]
Africa	1,140	1,140	570	735	120	130
Total Gold[d]	5,600	5,200	710	935	700	390

Total Copper	45	45	2.05	2.45
2019 Consolidated Expense Outlook[e] ($M) +/-5%
General & Administrative	245
Interest Expense	215
Depreciation and Amortization	1,370
Advanced Projects & Exploration	430
Adjusted Tax Expense[f]	210
[a]	2019 Outlook in the above table are considered “forward-looking statements” and are based upon certain assumptions. For example, 2019 Outlook assumes $1,200/oz Au, $2.50/lb Cu, $0.75 USD/AUD exchange rate and $65/barrel WTI; AISC and CAS estimates do not include inflation, for the remainder of the year. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Such assumptions may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/- 5% range. Amounts may not recalculate to totals due to rounding. See cautionary note at the end of this release.
[b]	All-in sustaining costs or AISC as used in the Company’s Outlook is a non-GAAP metric; see below for further information and reconciliation to consolidated 2019 CAS outlook.
[c]	Includes financing lease payments related to the Tanami Power Project paid over a 10 year term beginning in 2019.
[d]	Production outlook does not include equity production from stakes in TMAC (28.55%) or La Zanja (46.94%) as of December 31, 2018.
[e]	Consolidated expense outlook is adjusted to exclude extraordinary items, such as certain tax valuation allowance adjustments.
[f]	Consists of $75 of mining taxes and $135 of income taxes and is based on a $1,200/oz. gold price and $2.50/lb. copper price. Income taxes and mining taxes are particularly sensitive to pricing and actual expense will vary if realized prices differ significantly from these amounts.

	Three Months Ended March 31,
Operating Results	2019	2018	% Change
Attributable Sales (koz, kt)
Attributable gold ounces sold	1,234	1,231	-%
Attributable copper tonnes sold	10	12	(17)%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,300	$1,326	(2)%
Average realized copper price	$2.89	$2.88	-%

Attributable Production (koz, kt)
North America	474	490	(3)%
South America	185	144	28%
Australia	340	366	(7)%
Africa	231	209	11%
Total Gold	1,230	1,209	2%

North America	4	3	33%
Australia	6	9	(33)%
Total Copper	10	12	(17)%

CAS Consolidated ($/oz, $/lb)
North America	$787	$765	3%
South America	$577	$782	(26)%
Australia	$756	$707	7%
Africa	$594	$746	(20)%
Total Gold	$701	$748	(6)%
Total Gold (by-product)	$683	$725	(6)%

North America	$1.71	$1.88	(9)%
Australia	$2.06	$1.68	23%
Total Copper	$1.94	$1.74	11%

AISC Consolidated ($/oz, $/lb)
North America	$958	$918	4%
South America	$721	$921	(22)%
Australia	$897	$847	6%
Africa	$775	$876	(12)%
Total Gold	$907	$943	(4)%
Total Gold (by-product)	$896	$926	(3)%

North America	$2.01	$2.17	(7)%
Australia	$2.38	$2.03	17%
Total Copper	$2.26	$2.07	9%

NEWMONT GOLDCORP CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions except per share)

	Three Months Ended
	March 31,
	2019	2018

Sales	$1,803	$1,817

Costs and expenses
Costs applicable to sales (1)	978	1,029
Depreciation and amortization	312	301
Reclamation and remediation	30	28
Exploration	41	40
Advanced projects, research and development	27	34
General and administrative	59	59
Other expense, net	68	11
	1,515	1,502
Other income (expense):
Other income, net	45	21
Interest expense, net of capitalized interest	(58)	(53)
	(13)	(32)
Income (loss) before income and mining tax and other items	275	283
Income and mining tax benefit (expense)	(125)	(105)
Equity income (loss) of affiliates	(5)	(9)
Net income (loss) from continuing operations	145	169
Net income (loss) from discontinued operations	(26)	22
Net income (loss)	119	191
Net loss (income) attributable to noncontrolling interests	(32)	1
Net income (loss) attributable to Newmont stockholders	$87	$192

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$113	$170
Discontinued operations	(26)	22
	$87	$192
Net income (loss) per common share
Basic:
Continuing operations	$0.21	$0.32
Discontinued operations	(0.05)	0.04
	$0.16	$0.36
Diluted:
Continuing operations	$0.21	$0.32
Discontinued operations	(0.05)	0.04
	$0.16	$0.36

(1) Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT GOLDCORP CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended
	March 31,
	2019	2018
Operating activities:
Net income (loss)	$119	$191
Adjustments:
Depreciation and amortization	312	301
Stock-based compensation	19	19
Reclamation and remediation	27	26
Loss (income) from discontinued operations	26	(22)
Deferred income taxes	21	10
Write-downs of inventory and stockpiles and ore on leach pads	44	82
Other operating adjustments	(4)	10
Net change in operating assets and liabilities	10	(351)
Net cash provided by (used in) operating activities of continuing operations	574	266
Net cash provided by (used in) operating activities of discontinued operations (1)	(3)	(3)
Net cash provided by (used in) operating activities	571	263
Investing activities:
Additions to property, plant and mine development	(225)	(231)
Purchases of investments	(53)	(6)
Other	3	1
Net cash provided by (used in) investing activities	(275)	(236)
Financing activities:
Dividends paid to common stockholders	(76)	(76)
Distributions to noncontrolling interests	(44)	(31)
Payments for withholding of employee taxes related to stock-based compensation	(39)	(39)
Funding from noncontrolling interests	26	32
Payments on lease and other financing obligations	(10)	(1)
Repurchases of common stock	—	(64)
Net cash provided by (used in) financing activities	(143)	(179)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	—
Net change in cash, cash equivalents and restricted cash	150	(152)
Cash, cash equivalents and restricted cash at beginning of period	3,489	3,298
Cash, cash equivalents and restricted cash at end of period	$3,639	$3,146

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$3,545	$3,111
Restricted cash included in Other current assets	2	1
Restricted cash included in Other noncurrent assets	92	34
Total cash, cash equivalents and restricted cash	$3,639	$3,146

NEWMONT GOLDCORP CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	At March 31,	At December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$3,545	$3,397
Trade receivables	209	254
Other accounts receivables	80	92
Investments	56	48
Inventories	634	630
Stockpiles and ore on leach pads	739	697
Other current assets	134	159
Current assets	5,397	5,277
Property, plant and mine development, net	12,264	12,258
Investments	336	271
Stockpiles and ore on leach pads	1,835	1,866
Deferred income tax assets	378	401
Other non-current assets	670	642
Total assets	$20,880	$20,715

LIABILITIES
Accounts payable	$287	$303
Employee-related benefits	230	305
Income and mining taxes payable	96	71
Debt	626	626
Lease and other financing obligations	59	27
Other current liabilities	517	455
Current liabilities	1,815	1,787
Debt	3,420	3,418
Reclamation and remediation liabilities	2,499	2,481
Deferred income tax liabilities	614	612
Employee-related benefits	415	401
Lease and other financing obligations	268	190
Other non-current liabilities	330	314
Total liabilities	9,361	9,203

Contingently redeemable noncontrolling interest	48	47

EQUITY
Common stock	860	855
Treasury stock	(109)	(70)
Additional paid-in capital	9,632	9,618
Accumulated other comprehensive income (loss)	(269)	(284)
Retained earnings	385	383
Newmont stockholders' equity	10,499	10,502
Noncontrolling interests	972	963
Total equity	11,471	11,465
Total liabilities and equity	$20,880	$20,715

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is calculated using the applicable regional tax rate. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended
	March 31,
	2019	2018
Net income (loss) attributable to Newmont stockholders	$87	$192
Net loss (income) attributable to Newmont stockholders from discontinued operations (1)	26	(22)
Net income (loss) attributable to Newmont stockholders from continuing operations	113	170
Goldcorp transaction and integration costs (2)	45	—
Change in fair value of investments (3)	(21)	—
Nevada JV transaction and integration costs (4)	12	—
Impairment of long-lived assets (5)	1	—
Loss (gain) on asset and investment sales, net (6)	(1)	—
Impairment of investments (7)	1	—
Restructuring and other, net (8)	5	5
Tax effect of adjustments (9)	(8)	(2)
Valuation allowance and other tax adjustments (10)	29	12
Adjusted net income (loss)	$176	$185

Net income (loss) per share, basic (11)	$0.16	$0.36
Net loss (income) attributable to Newmont stockholders from discontinued operations	0.05	(0.04)
Net income (loss) attributable to Newmont stockholders from continuing operations	0.21	0.32
Goldcorp transaction and integration costs	0.08	—
Change in fair value of investments	(0.04)	—
Nevada JV transaction and integration costs	0.03	—
Impairment of long-lived assets	—	—
Loss (gain) on asset and investment sales, net	—	—
Impairment of investments	—	—
Restructuring and other, net	0.01	0.01
Tax effect of adjustments	(0.02)	—
Valuation allowance and other tax adjustments	0.06	0.02
Adjusted net income (loss) per share, basic	$0.33	$0.35

Net income (loss) per share, diluted (11)	$0.16	$0.36
Net loss (income) attributable to Newmont stockholders from discontinued operations	0.05	(0.04)
Net income (loss) attributable to Newmont stockholders from continuing operations	0.21	0.32
Goldcorp transaction and integration costs	0.08	—
Change in fair value of investments	(0.04)	—
Nevada JV transaction and integration costs	0.03	—
Impairment of long-lived assets	—	—
Loss (gain) on asset and investment sales, net	—	—
Impairment of investments	—	—
Restructuring and other, net	0.01	0.01
Tax effect of adjustments	(0.02)	—
Valuation allowance and other tax adjustments	0.06	0.02
Adjusted net income (loss) per share, diluted	$0.33	$0.35

Weighted average common shares (millions):
Basic	534	534
Diluted (12)	534	535
(1)	Net loss (income) attributable to Newmont stockholders from discontinued operations relates to (i) adjustments in our Holt royalty obligation, presented net of tax expense (benefit) of $- and $4, respectively, and (ii) adjustments to our Batu Hijau Contingent Consideration, presented net of tax expense (benefit) of $- and $1, respectively. For additional information regarding our discontinued operations, see Note 9 to our Condensed Consolidated Financial Statements.
(2)	Goldcorp transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Newmont Goldcorp transaction during the first quarter 2019.
(3)

Change in fair value of investments, included in Other income, net, primarily represents unrealized holding gains and losses primarily related to our investments in Continental Gold, Inc. For additional information regarding our investment in Continental, see Note 16 to our Condensed Consolidated Financial Statements.

(4)

Nevada JV transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Nevada JV Agreement, including hostile defense fees, during the first quarter 2019.

(5)	Impairment of long-lived assets, included in Other expense, net, represents non-cash write-downs of long-lived assets.
(6)

Loss (gain) on asset and investment sales, net, included in Other income, net, primarily represents gains or losses on various asset sales. Amounts are presented net of income (loss) attributable to noncontrolling interests of $- and $(1), respectively.

(7)	Impairment of investments, included in Other income, net, represents other-than-temporary impairments of other investments.
(8)

Restructuring and other, net, included in Other expense, net, primarily represents certain costs associated with severance and legal settlements. Amounts are presented net of income (loss) attributable to noncontrolling interests of $- and $(1), respectively.

(9)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (8), as described above, and are calculated using the applicable regional tax rate.

(10)

Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as net operating losses, foreign tax credits, capital losses, and disallowed foreign losses. The adjustment in 2019 is primarily due to increases in U.S. net operating losses of $23, increases to credit carryovers subject to valuation allowance of $5, increases to assets at Yanacocha subject to valuation allowance of $1, and increases to assets at Merian subject to valuation allowance of $1. The adjustment in 2018 is primarily due to increases in tax credit carryovers subject to valuation allowance of $5, increases to net operating loss and other deferred tax assets subject to valuation allowance at Yanacocha of $11 and other tax adjustments of $1. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(1) and $(5), respectively.

(11)	Per share measures may not recalculate due to rounding.
(12)	Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with U.S. GAAP

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended
	March 31,
	2019	2018
Net income (loss) attributable to Newmont stockholders	$87	$192
Net income (loss) attributable to noncontrolling interests	32	(1)
Net loss (income) from discontinued operations (1)	26	(22)
Equity loss (income) of affiliates	5	9
Income and mining tax expense (benefit)	125	105
Depreciation and amortization	312	301
Interest expense, net	58	53
EBITDA	$645	$637
Adjustments:
Goldcorp transaction and integration costs (2)	$45	$—
Change in fair value of investments (3)	(21)	—
Nevada JV transaction and integration costs (4)	12	—
Impairment of long-lived assets (5)	1	—
Loss (gain) on asset and investments sales (6)	(1)	1
Impairment of investments (7)	1	—
Restructuring and other (8)	5	6
Adjusted EBITDA	$687	$644
(1)	Net loss (income) from discontinued operations relates to (i) adjustments in our Holt royalty obligation, presented net of tax expense (benefit) of $- and $4, respectively, and (ii) adjustments to our Batu Hijau Contingent Consideration, presented net of tax expense (benefit) of $- and $1, respectively. For additional information regarding our discontinued operations, see Note 9 to our Condensed Consolidated Financial Statements.
(2)	Goldcorp transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Newmont Goldcorp transaction during the first quarter 2019.
(3)

Change in fair value of investments, included in Other income, net, primarily represents unrealized holding gains and losses primarily related to our investment instruments in Continental Gold, Inc. For additional information regarding our investments in Continental, see Note 16 to our Condensed Consolidated Financial Statements.

(4)

Nevada JV transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Nevada JV Agreement, including hostile defense fees, during the first quarter 2019.

(5)	Impairment of long-lived assets, included in Other expense, net, represents non-cash write-downs of long-lived assets.
(6)	Loss (gain) on asset and investment sales, included in Other income, net, primarily represents gains or losses on various asset sales.
(7)	Impairment of investments, included in Other income, net, represents other-than-temporary impairments of other investments.
(8)	Restructuring and other, included in Other expense, net, primarily represents certain costs associated with severance and legal settlements.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Condensed Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended
	March 31,
	2019	2018
Net cash provided by (used in) operating activities	$571	$263
Less: Net cash used in (provided by) operating activities of discontinued operations	3	3
Net cash provided by (used in) operating activities of continuing operations	574	266
Less: Additions to property, plant and mine development	(225)	(231)
Free Cash Flow	$349	$35

Net cash provided by (used in) investing activities (1)	$(275)	$(236)
Net cash provided by (used in) financing activities	$(143)	$(179)
(1)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated for the periods presented on a consolidated basis. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended
	March 31,
	2019	2018
Costs applicable to sales (1)	$935	$982
Gold sold (thousand ounces)	1,338	1,312
Costs applicable to sales per ounce (2)	$701	$748
(1)	Includes by-product credits of $8 and $13 during the three months ended March 31, 2019 and 2018, respectively.
(2)	Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per pound

	Three Months Ended
	March 31,
	2019	2018
Costs applicable to sales (1)	$43	$47
Copper sold (million pounds)	22	27
Costs applicable to sales per pound (2)	$1.94	$1.74
(1)	Includes by-product credits of $- and $1 during the three months ended March 31, 2019 and 2018, respectively.
(2)	Per pound measures may not recalculate due to rounding.

All-In Sustaining Costs

Newmont has developed a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as Costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.

All-in sustaining cost (AISC) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (IFRS), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development (i.e. non-sustaining) capital activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (CAS), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Condensed Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Condensed Consolidated Statements of Operations less the amount of CAS attributable to the production of copper at our Phoenix and Boddington mines. The copper CAS at those mine sites is disclosed in Note 3 to the Condensed Consolidated Financial Statements. The allocation of CAS between gold and copper at the Phoenix and Boddington mines is based upon the relative sales value of gold and copper produced during the period.

Reclamation costs. Includes accretion expense related to Reclamation liabilities and the amortization of the related Asset Retirement Cost (ARC) for the Company’s operating properties. Accretion related to the Reclamation liabilities and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to sustain current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves to sustain production at existing operations. As these costs relate to sustaining our production, and are considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Condensed Consolidated Statements of Operations less incurred expenses related to the development of new operations, or related to major projects at existing operations where these projects will materially benefit the operation in the future. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to support our corporate structure and fulfill our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other expense, net. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on our Condensed Consolidated Statements of Operations.

Sustaining capital and finance lease payments. We determined sustaining capital and finance lease payments as those capital expenditures and finance lease payments that are necessary to maintain current production and execute the current mine plan. Sustaining finance lease payments are included beginning in 2019 in connection with the adoption of ASC 842. Refer to Note 2 in the Condensed Consolidated Financial Statements for further details. We determined development (i.e. non-sustaining) capital expenditures and finance lease payments to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation. The classification of sustaining and development capital projects and finance leases is based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital and finance lease payments are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

			Advanced
			Projects,
			Research and			Treatment	Sustaining			All-In
	Costs		Development	General	Other	and	Capital and	All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Finance Lease	Sustaining	(000)/Pounds	Costs per
March 31, 2019	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Payments (7)(8)	Costs	(millions) Sold	oz/lb (9)
Gold
Carlin	$184	$2	$4	$2	$1	$—	$29	$222	214	$1,033
Phoenix	48	1	—	—	—	2	5	56	52	1,077
Twin Creeks	51	1	2	—	—	—	12	66	77	860
Long Canyon	20	1	—	—	—	—	5	26	51	516
CC&V	66	1	2	1	1	—	3	74	75	991
Other North America	—	—	5	—	—	—	1	6	—	—
North America	369	6	13	3	2	2	55	450	469	958

Yanacocha	93	16	1	—	2	—	6	118	138	853
Merian	71	1	1	—	—	—	11	84	146	576
Other South America	—	—	—	3	—	—	—	3	—	—
South America	164	17	2	3	2	—	17	205	284	721

Boddington	146	3	—	—	—	4	11	164	169	973
Tanami	69	1	2	—	—	—	17	89	131	679
Kalgoorlie	50	—	—	—	—	—	9	59	54	1,078
Other Australia	—	—	—	3	1	—	1	5	—	—
Australia	265	4	2	3	1	4	38	317	354	897

Ahafo	86	1	3	—	—	—	18	108	136	794
Akyem	51	8	2	—	—	—	8	69	95	727
Other Africa	—	—	—	2	—	—	—	2	—	—
Africa	137	9	5	2	—	—	26	179	231	775

Corporate and Other	—	—	13	48	—	—	1	62	—	—
Total Gold	$935	$36	$35	$59	$5	$6	$137	$1,213	1,338	$907

Copper
Phoenix	$13	$—	$—	$—	$—	$—	$2	$15	7	$2.01
Boddington	30	—	—	—	—	2	3	35	15	2.38
Total Copper	$43	$—	$—	$—	$—	$2	$5	$50	22	$2.26

Consolidated	$978	$36	$35	$59	$5	$8	$142	$1,263
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $8 and excludes co-product copper revenues of $64.
(3)	Includes stockpile and leach pad inventory adjustments of $18 at Carlin, $2 at Twin Creeks, $3 at CC&V, $7 at Yanacocha, $7 at Boddington and $5 at Akyem.
(4)	Reclamation costs include operating accretion and amortization of asset retirement costs of $15 and $21, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $12 and $3, respectively.
(5)

Advanced projects, research and development and Exploration excludes development expenditures of $4 at Carlin, $5 at Long Canyon, $1 at CC&V, $3 at Yanacocha, $9 at Other South America, $3 at Tanami, $1 at Kalgoorlie, $2 at Other Australia, $2 at Ahafo, $1 at Akyem, $1 at Other Africa and $1 at Corporate and Other, totaling $33 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Other expense, net is adjusted for Newmont Goldcorp transaction and integration costs of $45, Nevada joint venture transaction implementation costs of $12, restructuring and other costs of $5 and impairment of long-lived assets of $1.

(7)	Includes sustaining capital expenditures of $56 for North America, $17 for South America, $36 for Australia, $25 for Africa and $1 for Corporate and Other, totaling $135 and excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $90. The following are major development projects: Turquoise Ridge joint venture 3rd shaft, Quecher Main, Yanacocha Sulfides project, Tanami Expansion 2, Ahafo North, Subika Underground and Ahafo Mill Expansion.
(8)	Includes finance lease payments for sustaining projects of $7 and excludes finance lease payments for development projects of $6.
(9)	Per ounce and per pound measures may not recalculate due to rounding.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
March 31, 2018	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Capital (7)	Costs	(millions) Sold	oz/lb (8)
Gold
Carlin	$199	$3	$4	$2	$—	$—	$30	$238	229	$1,039
Phoenix	62	1	1	1	—	2	5	72	77	933
Twin Creeks	64	1	1	—	1	—	5	72	83	873
Long Canyon	16	1	—	—	—	—	2	19	44	428
CC&V	39	—	1	—	—	—	9	49	62	788
Other North America	—	—	2	—	1	—	2	5	—	—
North America	380	6	9	3	2	2	53	455	495	918

Yanacocha	114	10	1	—	1	—	6	132	107	1,229
Merian	67	—	1	—	—	—	9	77	125	623
Other South America	—	—	—	3	1	—	—	4	—	—
South America	181	10	2	3	2	—	15	213	232	921

Boddington	128	2	—	—	—	5	13	148	160	926
Tanami	76	1	5	—	1	—	12	95	126	758
Kalgoorlie	60	1	1	—	—	—	8	70	88	801
Other Australia	—	—	2	2	(1)	—	1	4	—	—
Australia	264	4	8	2	—	5	34	317	374	847

Ahafo	90	1	2	—	—	—	7	100	104	960
Akyem	67	6	—	—	1	—	10	84	107	783
Other Africa	—	—	—	2	—	—	—	2	—	—
Africa	157	7	2	2	1	—	17	186	211	876

Corporate and Other	—	—	13	49	—	—	4	66	—	—
Total Gold	$982	$27	$34	$59	$5	$7	$123	$1,237	1,312	$943

Copper
Phoenix	$16	$—	$—	$—	$—	$—	$2	$18	8	$2.17
Boddington	31	1	—	—	—	3	3	38	19	2.03
Total Copper	$47	$1	$—	$—	$—	$3	$5	$56	27	$2.07

Consolidated	$1,029	$28	$34	$59	$5	$10	$128	$1,293
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $14 and excludes co-product copper revenues of $78.
(3)	Includes stockpile and leach pad inventory adjustments of $21 at Carlin, $12 at Twin Creeks, $18 at Yanacocha, $15 at Ahafo and $13 at Akyem.
(4)	Reclamation costs include operating accretion and amortization of asset retirement costs of $15 and $13, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $10 and $3, respectively.
(5)

Advanced projects, research and development and Exploration excludes development expenditures of $3 at Carlin, $1 at Twin Creeks, $6 at Long Canyon, $1 at CC&V, $2 at Other North America, $9 at Yanacocha, $2 at Merian, $7 at Other South America, $1 at Tanami, $2 at Kalgoorlie, $2 at Ahafo, $3 at Akyem and $1 and Other Africa, totaling $40 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)	Other expense, net is adjusted for restructuring and other costs of $6.
(7)	Excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $103. The following are major development projects: Twin Creeks Underground, Quecher Main, the Merian crusher, Tanami Expansion 2, Subika Underground and Ahafo Mill Expansion.
(8)	Per ounce and per pound measures may not recalculate due to rounding.

A reconciliation of the 2019 Gold AISC outlook to the 2019 Gold CAS outlook is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2019 Outlook - Gold[5] +/-5%	Outlook Estimate
(in millions, except ounces and per ounce)
Cost Applicable to Sales [1,2]	$4,000
Reclamation Costs [3]	130
Advance Project and Exploration	170
General and Administrative	245
Other Expense	10
Treatment and Refining Costs	20
Sustaining Capital and Finance Lease Payments [4]	700
All-in Sustaining Costs	$5,200
Ounces (000) Sold	5,600
All-in Sustaining Costs per Oz	$935
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Excludes development capital expenditures, capitalized interest and change in accrued capital; includes finance lease payments for sustaining projects.
(5)	The reconciliation above is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2019 AISC Gold Outlook on a consolidated basis, a reconciliation has not been provided on an individual site-by-site basis or for longer-term outlook in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts. 2019 Outlook does not include impacts of the Newmont Goldcorp transaction or the proposed Nevada Joint venture.

Net average realized price per ounce/pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the Net consolidated gold and copper sales by the consolidated gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended
	March 31,
	2019	2018
Sales	$1,803	$1,817
Consolidated copper sales, net	(64)	(78)
Consolidated gold sales, net	$1,739	$1,739

Consolidated gold sales:
Gross before provisional pricing	$1,745	$1,744
Provisional pricing mark-to-market	—	2
Gross after provisional pricing	1,745	1,746
Treatment and refining charges	(6)	(7)
Net	$1,739	$1,739
Consolidated gold ounces sold (thousands)	1,338	1,312
Average realized gold price (per ounce):
Gross before provisional pricing	$1,304	$1,330
Provisional pricing mark-to-market	—	1
Gross after provisional pricing	1,304	1,331
Treatment and refining charges	(4)	(5)
Net	$1,300	$1,326

	Three Months Ended
	March 31,
	2019	2018
Sales	$1,803	$1,817
Consolidated gold sales, net	(1,739)	(1,739)
Consolidated copper sales, net	$64	$78

Consolidated copper sales:
Gross before provisional pricing	$63	$85
Provisional pricing mark-to-market	3	(4)
Gross after provisional pricing	66	81
Treatment and refining charges	(2)	(3)
Net	$64	$78
Consolidated copper pounds sold (millions)	22	27
Average realized copper price (per pound):
Gross before provisional pricing	$2.85	$3.14
Provisional pricing mark-to-market	0.15	(0.14)
Gross after provisional pricing	3.00	3.00
Treatment and refining charges	(0.11)	(0.12)
Net	$2.89	$2.88

Gold By-Product Metrics

Copper is a by-product often obtained during the process of extracting and processing the primary ore-body. In our GAAP Condensed Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper is a co-product, or significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Condensed Consolidated Financial Statements.

Gold By-Product Metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold By-Product Metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper production as a by-product, even when copper is the primary ore-body. These metrics are calculated by subtracting copper sales recognized from Sales and including these amounts as offsets to CAS.

Gold By-Product Metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended
	March 31,
	2019	2018
Consolidated gold sales, net	$1,739	$1,739
Consolidated copper sales, net	64	78
Sales	$1,803	$1,817

Costs applicable to sales	$978	$1,029
Less: Consolidated copper sales, net	(64)	(78)
By-Product costs applicable to sales	$914	$951
Gold sold (thousand ounces)	1,338	1,312
Total Gold CAS per ounce (by-product)	$683	$725

Total AISC	$1,263	$1,293
Less: Consolidated copper sales, net	(64)	(78)
By-Product AISC	$1,199	$1,215
Gold sold (thousand ounces)	1,338	1,312
Total Gold AISC per ounce (by-product)	$896	$926

Conference Call Information

A conference call will be held on Thursday, April 25, 2019 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time); it will also be carried on the Company's website.

Conference Call Details
Dial-In Number	855.209.8210
Intl Dial-In Number	412.317.5213
Conference Name	Newmont Mining
Replay Number	877.344.7529
Intl Replay Number	412.317.0088
Replay Access Code	10129818

Webcast Details
Title: Newmont Mining Q1 2019 Earnings Conference Call
URL: https://event.on24.com/wcc/r/1959556/636A73F4F7E690B396FEC6E071D89309

The first quarter 2019 results will be available before the market opens on Thursday, April 25, 2019 on the “Investor Relations” section of the Company’s website, www.newmontgoldcorp.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

About Newmont Goldcorp

Newmont Goldcorp is the world’s leading gold company and a producer of copper, silver, zinc and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont Goldcorp is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical proficiency. Newmont Goldcorp was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” “target,” “indicative,” “preliminary,” or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future consolidated and attributable capital expenditures; (iv) estimates of future cost reductions, expenditures and efficiencies; (v) expectations regarding the development, growth and exploration potential of the Company’s operations, projects and investments, including, without limitation, returns, IRR, schedule, decision dates, mine life, commercial start, first production, capital average production, average costs and upside potential; (vi) expectations regarding future investments or divestitures; (vii) expectations regarding future dividends and returns to stockholders; (viii) expectations regarding future mineralization, including, without limitation, expectations regarding reserves and recoveries; (ix) estimates of future closure costs and liabilities; and (x) expectations regarding the timing and/or likelihood of future borrowing, future debt repayment, financial flexibility and cash flow. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of Newmont Goldcorp Corporation’s (the “Company”) operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar or the Canadian dollar to the U.S. dollar, as well as other exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of current mineral reserve and mineralized material estimates; and (viii) other planning assumptions. In addition, material risks that could cause actual results to differ from forward-looking statements include: (A) the inherent uncertainty associated with financial or other projections; (B) the prompt and effective integration of the Company’s business following the completion of the business combination by which the former Newmont Mining Corporation acquired Goldcorp Inc. (the “integration”), and the ability to achieve the anticipated synergies and value-creation contemplated by the integration; (C) the outcome of any legal proceedings that may be instituted against the parties and others related to the integration or the proposed Nevada joint venture; (D) the risk associated with the closing of the Nevada joint venture transaction and ability to achieve the anticipated synergies and value-creation contemplated by the proposed Nevada joint venture transaction; (E) unanticipated difficulties or expenditures relating to the integration and Nevada joint venture, the response of business partners thereto and retention as a result of the announcement and pendency of the Nevada joint venture; (F) potential volatility in the price of the Company common stock due to the integration and the Nevada joint venture; (G) the anticipated size of the markets and continued demand for the Company’s resources; and (H) the diversion of management time on integration and transaction-related issues. For a more detailed discussion of risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the U.S. Securities and Exchange Commission (the “SEC”) as well as the Company’s other SEC filings, available on the SEC website or www.newmontgoldcorp.com and the Company’s most recent annual information form as well as the Company’s other filings made with Canadian securities regulatory authorities and available on SEDAR or www.newmontgoldcorp.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

CONTACT:
Investor Contacts
Jessica Largent, 303.837.5484
jessica.largent@newmont.com

Media Contacts
Omar Jabara, 303.837.5114
omar.jabara@newmont.com